EXHIBIT 14

Prospect Capital Corporation
(the “Corporation”)

Code of Conduct

I. Covered Persons/Purpose of the Code

     This code of conduct (this “Code”) for the Corporation applies to the Corporation’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions (collectively, the “Covered Officers”) pursuant to Item 406 of Regulation S-K, as well as directors, officers, and employees (collectively with the Covered Officers, the “Covered Persons”) pursuant to the listing standards of NASDAQ Marketplace Rule 4350(n), for the purpose of promoting:

  honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

  full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission (“SEC”) or The NASDAQ Stock Market LLC, and in other public communications made by the Corporation;

  compliance with applicable laws and governmental rules and regulations;

  the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

  accountability for adherence to the Code.

     Each Covered Person should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II. Covered Persons Should Handle Ethically Actual and Apparent Conflicts of Interest

     Overview. A “conflict of interest” occurs when a Covered Person’s private interest interferes with the interests of, or his/her service to, the Corporation. For example, a conflict of interest would arise if a Covered Person, or a member of his/her family, receives improper personal benefits as a result of his/her position in the Corporation.

     Certain conflicts of interest arise out of the relationships between Covered Persons and the Corporation and already are subject to conflict of interest provisions in the Investment Company Act of 1940, as amended (the “Investment Company Act”) and the Investment Advisers Act of 1940, as amended (the “Advisers Act”). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Corporation because of their status as “affiliated persons” of the Corporation. The Corporation’s compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions.

     Each Covered Officer is an employee of a service provider (“Service Provider”) to the Corporation. Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Corporation and the Service Providers of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Corporation or for the Service Provider of which the Covered Officer is an employee, or for both), be involved in establishing policies and implementing decisions which will have different effects on the Service Provider and the Corporation. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Corporation and the Service Provider and is consistent with the performance by the Covered Officers of their duties as officers of the Corporation. Thus, if performed in conformity with the provisions of the Investment Company Act and the Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Corporation’s Board of Directors that the Covered Officers may also be or in the future become officers or employees of one or more other investment companies covered by this or other codes of conduct.

     Conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Persons should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Person should not be placed improperly before the interest of the Corporation.

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     Each Covered Person must:

  not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Corporation whereby the Covered Person would benefit personally to the detriment of the Corporation;

  not cause the Corporation to take action, or fail to take action, for the individual personal benefit of the Covered Person rather than for the benefit of the Corporation; and

  not use material non-public knowledge of portfolio transactions made or contemplated for the Corporation to trade personally or cause others to trade personally in contemplation of the market effect of such transactions.

     There are some conflict of interest situations that may be discussed with the Corporation’s Chief Compliance Officer if material. Examples of these include:1 service as a director on the board of any public or private company;

  the receipt of any non-nominal gifts from any person or company with which the Corporation has current or prospective business dealings. For purposes of this Code, “non-nominal” are those gifts in excess of the current Financial Industry Regulatory Authority limit of $100;

  the receipt of any entertainment from any company with which the Corporation has current or prospective business dealings, unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

  any ownership interest in, or any consulting or employment relationship with, any of the Corporation’s service providers, other than its investment adviser, subadviser, principal underwriter, administrator or any affiliated person thereof and the Service Provider of which such Covered Person is an employee; and

  a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Corporation for effecting portfolio transactions or for selling or repurchasing shares other than an interest arising from the Covered Person’s employment, such as compensation or equity ownership.

III. Disclosure & Compliance

  Each Covered Person should be familiar with the disclosure requirements generally applicable to the Corporation;

  each Covered Person should not knowingly misrepresent, or cause others to misrepresent, facts about the Corporation to others, whether within or outside the Corporation, including to the Corporation’s directors and auditors, and to governmental regulators and self-regulatory organizations;
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1	Any activity or relationship that would present a conflict for a Covered Person would likely also present a conflict for the Covered Person if a member of the Covered Person’s family engages in such an activity or has such a relationship.

  each Covered Person should, to the extent appropriate within his area of responsibility, consult with other officers and employees of the Corporation and the Corporation’s adviser or subadviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Corporation files with, or submits to, the SEC, The NASDAQ Stock Market LLC, and in other public communications made by the Corporation; and

  it is the responsibility of each Covered Person to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV. Reporting and Accountability

     Each Covered Person must:

  upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Person), affirm in writing to the Board that he has received, read, and understands this Code by completing a written acknowledgement;

  annually thereafter affirm to the Board that he has complied with the requirements of the Code;

  not retaliate against any employee or Covered Person or their affiliated persons for reports of potential violations that are made in good faith;

  notify the Chief Compliance Officer of the Corporation promptly if he knows of any violation of this Code. Failure to do so is itself a violation of this Code; and

  report at least annually any change in his affiliations from the prior year.

     The Chief Compliance Officer is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. However, notwithstanding the foregoing, the Audit Committee (the “Committee”) is responsible for granting waivers2 and determining sanctions, as appropriate, and any approvals, interpretations or waivers sought by the Corporation’s principal executive officers or directors will be considered by the Committee.

     The Corporation will follow these procedures in investigating and enforcing this Code:

  the Chief Compliance Officer will take any action he considers appropriate to investigate any actual or potential violations reported to him;

  if, after such investigation, the Chief Compliance Officer believes that no violation has occurred, the Chief Compliance Officer shall meet with the person reporting the violation for the purposes of informing such person of the reason for not taking action;

  any matter that the Chief Compliance Officer believes is a violation will be reported to the Committee;

  if the Committee concurs that a violation has occurred, it will inform and make a recommendation to the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the Service Provider of which such Covered Person is an employee or its board; a recommendation to such Service Provider to dismiss the Covered Person; or dismissal of the Covered Person as an officer of the Corporation;

  the Committee will be responsible for granting waivers, as appropriate; and

  any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

     The Committee, in determining whether waivers should be granted and whether violations have occurred, and the Chief Compliance Officer, in rendering decisions and interpretations and in conducting investigations of potential violations under the Code, may, at their discretion, consult with such other persons as they may determine to be appropriate, including, but not limited to, a senior legal officer of the Corporation or its adviser or its subadviser, counsel to the Corporation or the Service Provider, independent auditors or other consultants, subject to any requirement to seek pre-approval from the Corporation’s Committee for the retention of independent auditors to perform permissible non-audit services.

     A brief description of the nature of the waiver of this Code, the name of the covered Persons (other than employees) to whom the waiver was granted and the date of the waiver must be disclosed within four days of granting the waiver in either a Form 8-K filing with the SEC or a posting on the Corporation’s Internet website, provided that the Corporation has disclosed in its most recently filed annual report its Internet address and its intention to provide this disclosure in this manner. Any waiver for a Covered Person (other than an employee) relating to ongoing matters or matters extending beyond one year must be disclosed at least annually.

V. Waivers

     An executive officer or director may request a waiver of any of the provisions of this Code by submitting a written request for such waiver to the Committee setting forth the basis for such request and explaining how the waiver would be consistent with the standards of conduct described herein. The Committee shall review such request and make a determination thereon in writing, which shall be binding.

     In determining whether to waive any provisions of this Code, the Committee shall consider whether the proposed waiver is consistent with honest and ethical conduct.

     The Chief Compliance Officer shall submit an annual report to the Board regarding waivers granted.

VI. Other Policies and Procedures

     This Code shall be the sole code of conduct adopted by the Corporation for purposes of Section 406 of Regulation S-K and the sole code of conduct adopted by the Corporation under the listing standards of NASDAQ Marketplace Rule 4350(n). Insofar as other policies or procedures of the Corporation, the Corporation’s adviser, sub-adviser, principal underwriter, or the Service Providers govern or purport to govern the behavior or activities of the Covered Persons who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The codes of ethics of the Corporation and their investment adviser, subadviser, principal underwriter and Service Providers under Rule 17j-1 under the Investment Company Act are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VII. Recordkeeping

     The Corporation shall maintain and preserve for a period of not less than six years from the date an action is taken, the first two years in an easily accessible place, a copy of the information or materials supplied to the CCO, the Committee or the Board:

  that provided the basis for any amendment or waiver to this Code; and

  relating to any violation of this Code and sanctions imposed for such violation, together with a written record of the approval or action taken by the CCO, the Committee or the Board, as applicable.

     If the Corporation discloses waivers or amendments on its website rather than in a Form 8-K filing (see Sections V and VIII of this Code, respectively), then such information must remain available on the website for at least a 12-month period. Following the 12-month period, the Corporation must retain the information for a period of not less than 5 years and furnish to the SEC or its staff, upon request, a copy of any or all information retained pursuant to this requirement.

VIII. Amendments

     Any amendments to this Code must be approved or ratified by a majority vote of the Corporation’s Board, including a majority of independent directors. A brief description of the nature of any amendment to a provision of the Code that applies to a Covered Person (other than an employee) and the date of such amendment must be disclosed within four business days of the date of such amendment in either a Form 8-K filing or a posting on the Corporation’s Internet website provided that the Corporation has disclosed in its most recently filed annual report its Internet address and its intention to provide this disclosure in this manner.

IX. Confidentiality

     All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Board and its counsel, the investment adviser and its counsel, the Service Provider of which such Covered Person is an employee or independent auditors or other consultants referred to in Section IV above.

X. Internal Use

     The Code is intended solely for the internal use by the Corporation and does not constitute an admission, by or on behalf of any person, as to any fact, circumstance, or legal conclusion.

Revised: September 15, 2008